Filed by Ashford Hospitality Trust, Inc.
(Commission File No. 001-31775) pursuant
to Rule 425 under the Securities Act of
1933 and deemed filed pursuant to
Rule 14a-12 under the Securities Exchange
Act of 1934

Subject Company: FelCor Lodging Trust Incorporated
Commission File No. 001-14236

Exhibit 99.2

NEWS RELEASE

ASHFORD HOSPITALITY TRUST PROPOSES TO ACQUIRE FELCOR
LODGING TRUST AT A SIGNIFICANT PREMIUM OF 28% PER SHARE TO
CREATE COMPELLING LONG-TERM SHAREHOLDER VALUE

Combined company would result in the third-largest pure-play publicly traded lodging REIT by enterprise value

FelCor's Board of Directors has failed to meaningfully engage and provide necessary due diligence information; Ashford Hospitality Trust seeks to conduct constructive dialogue to further explore the significant value creating opportunity

FelCor shareholders would experience a dividend increase of over 138% in the combined company

DALLAS, February 21, 2017 – Ashford Hospitality Trust (NYSE: AHT) (“Ashford Trust” or the “Company”), a real estate investment trust focused on investing in the hospitality industry in upper upscale, full-service hotels, announced today that it has submitted a non-binding proposal to acquire FelCor Lodging Trust (NYSE: FCH) (“FelCor”) for a total consideration of $9.27 per share, based on closing prices as of February 17, 2017. FelCor shareholders would receive a fixed exchange ratio of 1.192 shares of Ashford Trust, a total of 400,000 shares of Ashford Inc. (NYSE MKT: AINC), and a total of 100,000 warrants to purchase Ashford Inc. shares. This offer, based on Ashford Trust’s written non-binding proposal to FelCor’s Board of Directors on February 21, 2017, represents a substantial premium of 28% over FelCor’s current stock price of $7.23 on February 17, 2017, a 23% premium to the 10-trading day volume weighted average price, and an 11% premium to FelCor's 52-week high closing stock price of $8.34 on December 14, 2016.

Ashford Trust believes that the proposed combination has compelling strategic, operational, and financial merit, presenting the shareholders of FelCor and Ashford Trust with a significant value creation opportunity. The combined company would be the second-largest pure-play publicly traded lodging REIT by room count and the third-largest by enterprise value.

Ashford Trust has attempted to conduct good faith discussions with FelCor since early October 2016. However, even with a fully-executed non-disclosure agreement in place, FelCor has failed to meaningfully engage and has refused to provide customary information, including historical property level financial information, hotel management contracts, franchise/license agreements, consolidated financial projections, and other documents on Ashford Trust's customary due diligence request list, which information would allow Ashford Trust to fully evaluate this significant opportunity to unlock value for shareholders of both companies. As a result, Ashford

Trust, in consultation with its financial and legal advisors, has now decided to make the proposal public in order to inform FelCor's shareholders of its intent.

“The benefits of this proposal are compelling. We believe the combination would provide significant strategic and financial benefits to both sets of shareholders and create a clear path towards considerable long-term value creation far in excess of FelCor’s standalone prospects. Ashford Trust has a proven, long-term track record of delivering substantial returns to shareholders through a wide variety of strategic initiatives, including transformative transactions, and we believe shareholders will view our proposal favorably. While it remains our strong desire to reach an agreement with FelCor on a friendly basis, we are fully committed to pursuing this transaction and are prepared to take all necessary steps to complete it, including nominating a slate of independent directors to ensure that FelCor appropriately considers our proposal,” said Benjamin J. Ansell, Lead Director of Ashford Trust.

In a letter to FelCor’s Board of Directors, Ashford Trust detailed the potential strategic and financial benefits of the proposed combination, including:

•	Significant value creation potential for both sets of shareholders;
•	Operational and G&A efficiencies;
•
Creation of the third largest pure-play lodging REIT by enterprise value with a larger and more diversified portfolio of 159 properties and 36,657 keys, limiting exposure to market specific volatility;

•
Enhanced scale of combined platform should enable a larger equity float and trading volume that could lead to multiple expansion with increased growth opportunities and broad-based access to multiple sources of capital;

•	Strong balance sheet;
•	Leading management team at Ashford Trust with proven track record of delivering significant shareholder returns;
•	Strong alignment of interest with management through high insider ownership, backed by shareholder friendly corporate governance; and
•	A clear and credible strategy for the pro forma combined company.

INVESTOR CALL AND SIMULCAST
The Company will host a conference call on February 21, 2017 at 9:30 a.m. ET to deliver a presentation on the proposed combination opportunity.  The presentation has been posted on the Company’s website at www.ahtreit.com under the “Investor” section.  The number to call for this interactive teleconference is 877-876-9174. A replay of the conference call will be available through February 28, 2017, by dialing 888-203-1112 and entering the passcode, 4671569.

The Company will also provide an online simulcast and rebroadcast of this call, which will be available online at the Company’s web site, www.ahtreit.com on February 21, 2017 beginning at 9:30 a.m ET. The online replay will follow shortly after the call and continue for approximately one year.

A copy of the letter delivered to FelCor’s Board of Directors on February 21, 2017 is included below:

February 21, 2017

The Board of Directors: Mr. Christopher J. Hartung, Mr. Glenn A. Carlin, Mr. Thomas J. Corcoran, Jr., Mr. Robert F. Cotter, Ms. Patricia L. Gibson, Mr. Steven R. Goldman, Ms. Dana Hamilton, Mr. Charles A. Ledsinger, Mr. Robert H. Lutz, Jr. and Mr. Mark D. Rozells

FelCor Lodging Trust Incorporated
125 E. John Carpenter Freeway, Suite 1600
Irving, Texas 75062

Dear Members of the Board:

Over the past several months, we have engaged in discussions with you regarding a business combination of FelCor Lodging Trust Incorporated (“FelCor”) and Ashford Hospitality Trust, Inc. (“Ashford”, “AHT” or “We”).  Ashford continues to believe that a transaction between Ashford and FelCor has compelling strategic, operational, and financial merit.  A combination presents both FelCor and Ashford shareholders with a value creation opportunity and will additionally provide the shareholders of FelCor an immediate premium for their shares and a material increase in their dividend.

At this point, you have left us no choice other than to make our proposal public.  We want your shareholders to understand our attractive proposal.  We are not only making our proposal public, but also nominating seven (7) directors for election to FelCor's board due to your lack of responsiveness and willingness to engage with us seriously.  The goal of these directors, if elected, will be to diligently work to maximize value for FelCor shareholders by evaluating all options, including engaging with Ashford in a more meaningful fashion regarding our proposal, in accordance with their fiduciary duties.  We are confident that this highly qualified group of independent director nominees will be supported by your shareholders and will diligently work to maximize value for FelCor shareholders.

Background
Since October 2016, Ashford Trust and/or its advisors have privately conducted more than twenty meetings, phone conversations, and written correspondence with FelCor and/or its advisors discussing the substance and merits of a combination.  Even though we executed a mutual non-disclosure agreement on January 11, 2017, you have been unwilling to share usual and customary information with us, including historical property level financial statements and property management agreements.  Notwithstanding, we enhanced our proposal in our February 2, 2017 letter to FelCor's Board of Directors, as requested, based on your feedback and our sincere and determined interest in consummating this value creating transaction.  We were extremely disappointed by your response letter on February 8, 2017 in which you rejected our revised proposal in an unconstructive manner and attacked the seriousness and substance of our proposal.  It was an absolute validation of what we believe to be your disregard to maximize value for your shareholders.  Maximizing shareholder value is paramount for Ashford as evidenced by our significant long-term shareholder return outperformance.  We asked you back in October not to extend your brand-managed property management agreements that we believe were set to expire in an effort to maximize value for your shareholders.  Nevertheless, you subsequently announced that you extended those contracts, which we believe negatively impacted value for your shareholders.  We are even more disappointed to learn that, despite a substantial value enhancing proposal on the table, you have decided to proceed and announce the hiring of a new chief executive officer and deprive your shareholders fair consideration of our proposal.  We can only reasonably conclude from your actions that you are unwilling to engage in good faith discussions regarding a mutually beneficial transaction, and that your actions to date have been taken to merely provide the illusion of engagement if our proposal were ever to become public.  Perhaps we should not be surprised by the actions of the FelCor Board which only seem to be self-serving, considering that the tenured members of FelCor's Board1  have served as directors for an average of more than ten years.  It is our understanding that a transaction committee of your Board consisting of Mr. Carlin, Mr. Hartung, Mr. Ledsinger, and Mr. Rozells was formed to review our proposal and ultimately rejected it.  This decision follows similar poor decisions you have made in your oversight of FelCor during your respective tenures as directors.  The table below shows the total shareholder return (“TSR”) for FelCor as compared to AHT and the Bloomberg Hotel REIT Index since each of the following directors joined the board2:
Board Member (Year Joined the Board)	FCH TSR vs. AHT TSR	FCH TSR vs. Bloomberg Hotel REIT Index TSR
Mr. Ledsinger[3] (Completion Date of Ashford IPO – August 29, 2003)	-184%	-153%
Mr. Rozells (2008)	-256%	-79%
Mr. Carlin (2009)	-175%	-43%
Mr. Hartung (2010)	-60%	-43%
Source: Bloomberg as of 2/17/17

FelCor has delivered the worst total return for shareholders among lodging REIT peers over the past ten years, but the FelCor Board has not been held accountable for such performance and its poor track record of decision making.  In light of the FelCor's Board's failure to appropriately consider our value-enhancing proposal, we believe that the time has come to take appropriate and reasonable steps intended to result in prompt and fair consideration of our proposal on behalf of FelCor shareholders.

As we had provided in our February 2, 2017 letter to FelCor's Board of Directors, the following are the key components of our proposal:

Value Proposition
We are proposing a total consideration of $9.27 per each FelCor share, based on a closing price of AHT as of February 17, 2017 and comprised of the following per share amounts:
i.	A fixed exchange ratio of 1.192 AHT shares per FelCor share, equivalent in the aggregate to an approximate 58% ownership in the combined company;
ii.	0.003 shares of Ashford Inc. (“Advisor” or “AINC”), equivalent in the aggregate of 400,000 shares and approximately 20% ownership in AINC; [4] and
iii.
0.001 warrants to purchase Ashford Inc. shares with a strike price of $100 per share and an expiration date that is five years from the transaction closing date, equivalent in the aggregate of 100,000 warrants.

We note that our previous total consideration of $9.31 per share has been reduced by $0.04 per share for incremental change of control costs that we would now incur as a result of appointing the new CEO.  Despite the value leakage that your ill-advised action created, our purchase price represents a substantial 28% premium to the closing price of FelCor's stock on February 17, 2017, a 23% premium to the 10-trading day volume weighted average price, and an 11% premium to FelCor's 52-week high closing stock price of $8.34 on December 14, 2016.

1 Excludes the two newly appointed members in 2016 and two outgoing directors
2 Includes directors on the Transaction Committee
3 Mr. Ledsinger joined the FelCor Board in 1997
4 Ashford Inc. shares will be distributed from the shares currently owned by AHT

Our offer not only provides a substantial premium to FelCor shareholders, but also provides the opportunity for FelCor shareholders to meaningfully participate in the upside of both AHT and Ashford Inc. shares resulting from the transaction.  Furthermore, FelCor shareholders will receive a 138% increase in their quarterly dividend in the combined company.

Ashford Inc. believes there may be approximately $18 - $30 million of operational and G&A efficiencies from this combination of Ashford and FelCor and is willing to stand behind a significant portion of the projected long-term, sustainable operating and G&A improvements that we are forecasting by offering a one (1) year guarantee of up to $18 million (sustainable operational and G&A synergies), commencing six (6) months following the completion of the transaction.  The actual payment of this guarantee, if needed, would come in the form of reduced advisory fees paid to the Advisor.  In order to finalize the terms of this guarantee as well as validate our underwriting, we again seek your cooperation in providing us with access to customary data, including property level financial information.  We believe the offer of this guarantee provides greater certainty over the operational improvements that the combined company will generate.

Finally, research has shown that higher common stock trading volume has led to higher valuation, all other variables held constant.  The greater float attained by combining our companies could lead to multiple expansion to the lodging REIT peer average.

Corporate Governance Enhancements and Advisory Agreement Amendments
As part of our proposal, we will make the following corporate governance enhancements and advisory agreement amendments:
•	We will adopt proxy access and are willing to work with you to provide other refinements to governance to be announced in conjunction with the shareholder vote to approve the combination;
•
Three (3) FelCor directors will have the opportunity to join the board of AHT and our advisor, Ashford Inc., has indicated that one (1) FelCor director will have the opportunity to join the board of Ashford Inc.;

•	As announced today, we are separating AHT's Chairman and CEO roles, which is consistent with what we told you we would do; and
•
We will seek to negotiate and amend the advisory agreement within one year of combining our companies to reflect similar recent amendments made between Ashford Hospitality Prime and Ashford Inc., where applicable.  Any such amendment to the advisory agreement will be subject to approval by independent committees of both the AHT and Ashford Inc. Boards.

Strategic Rationale
We believe the business and strategic logic of this combination is clear, and we are confident in our view that our proposed transaction will provide significant benefits and lead to long-term value creation for both companies' shareholders.  In fact, we believe the substantial overlap between the shareholders of FelCor and Ashford will reinforce the benefit from the value-creating combination of our two companies and that such shareholders will be highly supportive of the transaction.  There are many benefits of this combination for FelCor shareholders including:

•
Immediate 28% Price Premium[5] and Participation in Long-Term Upside.  Our proposal offers immediate upside to your shareholders and a significant premium relative to typical REIT merger transactions that have premiums in the 10-15% range.

5 Based on closing prices as of 2/17/17

•
Higher Stock Liquidity Leads to Better Valuation.  Academic research supports the thesis that higher stock liquidity leads to higher valuation multiples.[6]  We have also found consistent industry data that supports this conclusion as well.

•
Estimated Operational and G&A Synergies of $18 - $30 million with $18 million back-stopped by Ashford Inc.  We see the potential for meaningful value creation through the capitalized value of up to tens of millions of dollars in estimated annual operational synergies.  We have shared with you historical comparisons of Ashford’s consistent outperformance relative to FelCor on EBITDA flow-through.  After comparing metrics between our comparable properties, we continue to believe that we will be able to bring this same level of operational outperformance to FelCor's assets.  We expect further due diligence would support our analysis.

•
A 138% Increase in Common Dividend of the Combined Company.  We plan to maintain our current common dividend post combination, which would result in a 138% increase in the common dividend for your shareholders.

•
Ashford’s Superior Performance vs. FelCor’s Poor Performance.  We have outperformed both FelCor and the industry average since our IPO in 2003.  Your shareholders have suffered significantly from your underperformance.  Ashford Inc. and this management team have a proven and measurable track record in delivering exceptional operational and asset management performance.  Our structure provides solid shareholder alignment through AHT's ownership of Ashford Inc. shares as well as Ashford Inc. management's substantial ownership in our stock.  The benefits of our platform have been demonstrated through AHT's sizable share price and total return outperformance versus the industry peers.  Over the past 10 years, AHT has materially outperformed its peers and delivered total shareholder returns of approximately 75% compared to negative (60%) for FelCor and (12%) for other lodging REITs.  Furthermore, the decrease in the value of FelCor's share price since FelCor announced the appointment of a new CEO is an indication that FelCor shareholders disagree with the decision to proceed with your stated strategies rather than sell the Company.  Under our proposal, FelCor shareholders can expect to benefit from the proven successful capabilities of the Ashford Inc. management team.

•
Ashford’s Superior Strategy vs. FelCor’s Misguided Strategy.  We have posted an investor presentation on our website[7] that walks through our credible and proven strategy for long-term value creation, which we believe is superior to the strategy that you have communicated to the market.

•
Calls For Industry Consolidation and Sale of Company.  Several of your investors have spoken publicly about their desire to see a sale of FelCor.  At the same time, investors and analysts in our sector have been calling for industry consolidation.  We see this as the perfect opportunity for consolidation, especially as size will be an increasingly important factor in public market trading and because we believe that there are significant synergies and seamless integration potential, as both companies are based in Dallas.

We are confident that our proposal is economically and strategically compelling to your shareholders.  We believe your shareholders are ready for and deserve a change.  In the last ten years, FelCor's total return has been a negative 60%, resulting in value impairment of nearly $845 million, while management and the board have spent over $260 million in G&A expenses.  During this time, we believe FelCor has made multiple inferior capital allocation decisions and strategy shifts.  A sample of what we view to have been inferior decisions includes:
•	An ill-timed investment into New York City and subsequent announcement of your intention to exit New York City.

6 Liquidity, The Value of the Firm, and Corporate Finance - Amihud & Mendelson, 2008; The Value Impact of Stock Liquidity: An International Evidence - Huang, Wu, Yu and Zhang, 2013; Stock Market Liquidity and Firm Value - Fang, Noe and Tice, 2008; The Effects of Stock Liquidity on Firm Value and Corporate Governance: Endogeneity and the REIT Experiment - Cheung, Chung and Fung, 2015.
7 www.ahtreit.com

•	Your recent renewal of certain brand property management contracts, despite our recommendation to hold off on sending those.
•	Spending millions in capital expenditures to convert assets to different brands that have not delivered attractive returns.
•	Equity raises at very dilutive prices.

Now FelCor has hired a new chief executive officer to lead the company, forcing shareholders to again take the risk of furthering this Board's agenda rather than engage in a merger with Ashford and a management team that has materially outperformed FelCor.  We believe your shareholders deserve to hear a better alternative.  Our proposal provides a significant and immediate premium to the current FelCor share price as well as the substantial future upside in our combined company.  Furthermore, we believe that our proposal has a unique competitive advantage for your shareholders over many cash proposals as we are able to utilize a structure as a REIT that allows us to leave the existing secured and unsecured notes in place.  Therefore, we believe will avoid the need to pay a significant make whole premium to redeem these notes.  We are also prepared to make any required change of control offer required by either of the indentures governing such notes.  We are already far along in the process of securing financing commitments for this purpose so there will be no financing contingency in our binding contract.  In fact, UBS Investment Bank has already indicated to us that it is highly confident that it can raise the required financing.  We believe that cash buyers would be burdened by the significant make-whole provision required to redeem your bonds at the current time.  It is our view that recent renewal of brand management contracts has impaired value and may lead to declining interest from other management companies.  We also believe offers from other publicly-traded REITs are unlikely, given Ashford has the most similar assets and investment strategy to FelCor.  Overall, we believe our proposal offers the best outcome for FelCor shareholders.

Next Steps
As we have communicated to you many times in the past, it was never our desire to make our proposal public without your support.  However, you have left us with no choice.  We have a duty to our shareholders to pursue value maximizing opportunities on their behalf and believe it is imperative that we continue to work towards effecting a combination.  As you know, we have already acquired a 4.5% stake in FelCor, making us one of your largest shareholders.  We along with our advisers, UBS Investment Bank and Cadwalader, Wickersham & Taft LLP, are prepared to engage immediately with FelCor and its advisors.  Assuming ready access to management and detailed company information, we are fully prepared to conclude our due diligence review within 30 days, concurrently with the negotiation of a definitive merger agreement.  We are also prepared to continue to provide due diligence information to FelCor.  As we have indicated to you, and because the Board of FelCor has been unwilling to engage with us in good faith, we are nominating a slate of independent directors to ensure that FelCor appropriately considers our proposal.  We have identified a highly competent, experienced and entirely independent slate of directors willing to run for election to the FelCor Board.

Our proposal contained in this letter is preliminary and non-binding, and does not create any legally enforceable obligation of AHT, our Advisor or FelCor unless and until a definitive agreement is signed, which would contain customary terms and conditions.  Any final proposal is subject to the completion of a due diligence review, the final approval of our respective boards and the negotiation and execution of mutually acceptable definitive transaction agreements.

It is our hope that the members of the FelCor Board will carefully evaluate the financial and operational benefits of this now-public proposal and elect to engage in a constructive dialogue with us so that, together, we can expeditiously execute this very compelling and transformative strategic business combination.

Sincerely,

Benjamin J. Ansell
Lead Independent Director
Ashford Hospitality Trust Inc

Cc:	Mr. Jonathan H. Yellen
EVP, General Counsel

Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry in upper upscale, full-service hotels.

Ashford has created an Ashford App for the hospitality REIT investor community.  The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Contacts

Ashford Hospitality Trust	Media	MacKenzie Partners, Inc.
Deric Eubanks Chief Financial Officer (972) 490-9600 Jordan Jennings Investor Relations (972) 778-9487	Lex Suvanto (212) 729-2463 Lex.suvanto@edelman.com Kara Brickman (212) 729-2443 Kara.brickman@edelman.com	Paul Schulman/Bob Marese (212) 929-5500 (800) 322 -2885

Forward Looking Statements

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties.  When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend,” or similar expressions, we intend to identify forward-looking statements.  Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Hospitality Trust, Inc.’s (“Ashford Trust”) control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation:  general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition.  These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.  In addition, material risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial or other projections; the ability to successfully integrate Ashford Trust and FelCor Lodging Trust Incorporated (“FelCor”); and the ability to recognize the anticipated benefits from the proposed combination of Ashford Trust and FelCor, including the anticipated synergies resulting from the proposed combination.

The forward-looking statements included in this press release are only made as of the date of this press release.  Investors should not place undue reliance on these forward-looking statements.  We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

Additional Information

This communication does not constitute an offer to buy or solicitation of any offer to sell securities. This communication relates to a proposal which Ashford Hospitality Trust, Inc. (“Ashford Trust”) has made for a business combination transaction with FelCor Lodging Trust Incorporated (“FelCor”). In furtherance of this proposal and subject to future developments, Ashford Trust (and, if a negotiated transaction is agreed, FelCor) may file one or more registration statements, prospectuses, proxy statements or other documents with the SEC. This communication is not a substitute for any registration statement, prospectus, proxy statement or other document Ashford Trust or FelCor may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF ASHFORD TRUST AND FELCOR ARE URGED TO READ CAREFULLY THE REGISTRATION STATEMENT(S), PROSPECTUS(ES), PROXY STATEMENT(S) AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ASHFORD TRUST, FELCOR AND THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents (if and when they become available) and other related documents filed with the SEC at the SEC’s web site at www.sec.gov or by directing a request to Ashford Trust’s Investor Relations department at Ashford Hospitality Trust, Inc., Attention: Investor Relations, 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254 or by calling Ashford Trust’s Investor Relations department at (972) 490-9600. Investors and security holders may obtain free copies of the documents filed with the SEC on Ashford Trust’s website at www.ahtreit.com under the “Investor” link, at the “SEC Filings” tab.

Certain Information Regarding Participants

Ashford Trust and Ashford Inc. and their respective directors and executive officers may be deemed participants in the solicitation of proxies in connection with the proposed transaction. You can find information about Ashford Trust’s directors and executive officers in Ashford Trust’s definitive proxy statement for its most recent annual meeting filed with the SEC on April 25, 2016. You can find information about Ashford Inc.’s directors and executive officers in Ashford Inc.’s definitive proxy statements for its most recent annual meeting and special meeting filed with the SEC on April 28, 2016 and October 7, 2016, respectively. You can find information about FelCor’s directors and executive officers in FelCor’s definitive proxy statement for its most recent annual meeting filed with the SEC on April 14, 2016. These documents are available free of charge at the SEC’s web site at www.sec.gov and (with respect to documents and information relating to Ashford Trust) from Investor Relations at Ashford Trust, as described above.  Additional information regarding the interests of such potential participants will be included in one or more registration statements, proxy statements, tender offer statements or other related documents filed with the SEC if and when they become available.

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